Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Management
of NetREIT
We have audited the accompanying statement of revenues over certain operating expenses of Morena Office Center for the year ended December 31, 2008. This financial statement is the responsibility of the Morena Office Center’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit of the statement of revenues over certain operating expenses provides a reasonable basis for our opinion.
The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of Morena Office Center’s revenues and expenses.
In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as described in Note 2, of Morena Office Center for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ J.H. Cohn LLP
San Diego, California
July 17, 2009

Morena Office Center
STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2008

Rental income	$667,743

Costs and expenses:
Repairs and maintenance	50,820
Real estate taxes	37,990
Utilities	22,061
General and administrative	25,233

Total costs and expenses	136,104

Revenues over certain operating expenses	$531,639

See accompanying notes

MORENA OFFICE CENTER
NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2008
1. DESCRIPTION OF REAL ESTATE PROPERTY
On January 2, 2009, NetREIT (the “Company”) acquired the Morena Office Center, an office building located in San Diego, California. The purchase price for the property was $6.6 million. The Company purchased the property with $3.4 million cash and a $3.2 million draw on an existing line of credit. This property consists of a building of approximately 26,784 rentable square feet on approximately 0.62 acres.
NetREIT is a California corporation formed to acquire and manage a diverse portfolio of real estate assets. The primary types of properties in which NetREIT may invest include office, retail, self-storage and residential properties located in large metropolitan areas in the United States.
2. BASIS OF PRESENTATION
The accompanying statement of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission. Morena Office Center is not a legal entity and the accompanying statement is not representative of the actual operations for the period presented as certain revenues and expenses that may not be comparable to the revenues and expenses NetREIT expects to incur in the future operations of Morena Office Center have been excluded. Excluded items include interest, depreciation and amortization and general and administrative costs not directly comparable to the future operations of Morena Office Center.
An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) Morena Office Center was acquired from an unaffiliated party and (ii) based on due diligence of Morena Office Center, management is not aware of any material factors relating to Morena Office Center that would cause this financial information not to be necessarily indicative of future operating results.
3. SIGNIFICANT ACCOUNTING POLICIES
Rental Income
Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the terms of the related leases.
Tenant Reimbursements
Property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs are included in rental income in the period in which the related expenses are incurred.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.
4. RELATED PARTY TRANSACTIONS AND CONCENTRATION OF RISK
For the year ended December 31, 2008, Morena Office Center earned approximately $149,816, or 22.4% of its rental income from the owner/seller of the building. The owner/seller entered into a new lease in connection with the sale that will expire in 2011. In addition, two other tenants accounted for $471,307, or 70.6% of total rental income. These two tenant leases expire in 2010 and 2013.

MORENA OFFICE CENTER
NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2008
5. FUTURE MINIMUM RENTAL COMMITMENTS
As of December 31, 2008, future minimum rental receipts expected under lease agreements for the years ending December 31 are as follows:

2009	$680,101
2010	491,068
2011	495,034
2012	339,650
2013	88,309

$2,094,162